Exhibit 99.1

Berkshire Hathaway and 3G Capital Complete Acquisition of H.J. Heinz Company

PITTSBURGH—H.J. Heinz Company (“Heinz”) today announced the completion of its previously announced acquisition by an investment consortium comprised of Berkshire Hathaway and an investment fund affiliated with 3G Capital. The acquisition agreement was first announced on February 14 and the transaction closed and became effective today.

Heinz shareholders will receive $72.50 in cash for each share of common stock they owned as of the effective time of the merger, without interest and less any applicable withholding taxes. As a result of the completion of the merger, the common stock of Heinz will no longer be listed for trading on the New York Stock Exchange and Heinz expects no further trading after the close of business on June 7, 2013.

As previously announced, Bernardo Hees has become Chief Executive Officer of Heinz, effective immediately.

Addressing his appointment as CEO, Mr. Hees said, “I am honored today to become Heinz’s seventh CEO in the Company’s renowned 144 year history. I look forward to building upon Heinz’s incredible platform and delivering world-class products for all of our consumers around the world, while maintaining the Company’s unwavering commitment to quality, safety and superior customer service.”

William R. Johnson, who is credited with transforming Heinz into a high-performing global leader in the packaged foods industry, today retired from his position as Heinz’s Chairman, President and CEO, after a storied 31-year career with the Company, including the last 15 plus years as CEO. Going forward, Mr. Johnson will serve as a part-time advisor to Bernardo Hees on certain specific industry and strategic non-operating matters.

Heinz also announced that Paulo Basilio has become Chief Financial Officer of Heinz, effective immediately. Mr. Basilio will report directly to Heinz CEO Bernardo Hees.

“Paulo will be an invaluable partner to me as Heinz transitions to a private company, while positioning ourselves for continued domestic and global growth,” said Mr. Hees.

Mr. Basilio, 38, is a partner at 3G Capital. Previously, he served as CEO of America Latina Logistica (ALL) from 2010 to September 2012, after having served as ALL’s COO, CFO, Commercial Officer and Analyst. Mr. Basilio holds a M.Sc. in Economics from Fundacao Getulio Vargas in Brazil.

Further commenting on the announcement, Mr. Hees said, “I also want to thank Art Winkleblack for his service to Heinz and wish him the very best in his future endeavors.”

Exchange of Heinz Stock for Merger Consideration

Heinz shareholders of record as of the effective time of the merger who hold their shares in certificated form will be sent a letter of transmittal with detailed written instructions for exchanging their physical Heinz stock certificates for the merger consideration. Heinz shareholders of record as of the effective time of the merger who hold their shares in book-entry form will be sent the merger consideration for their shares without any further action required on their part. For those Heinz shareholders whose shares were held in “street name” by a brokerage firm, bank, trust, or other nominees as of the effective time of the merger, their brokerage firm, bank, trust or other nominees will handle the exchange of their shares for the merger consideration.

Advisors

Centerview Partners and BofA Merrill Lynch acted as financial advisors to Heinz and Davis Polk & Wardwell LLP served as legal advisor to Heinz. Moelis & Company acted as advisors to the Transaction Committee of Heinz’s Board of Directors and Wachtell, Lipton, Rosen & Katz served as legal advisor to the Transaction Committee of Heinz’s Board of Directors.

Lazard served as lead financial advisor. J.P. Morgan and Wells Fargo also served as financial advisors to the investment consortium. Kirkland & Ellis LLP acted as legal advisor to 3G Capital. Munger, Tolles & Olson LLP acted as legal advisor to Berkshire Hathaway.

About Heinz

H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrées, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

About Berkshire Hathaway

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of Berkshire Hathaway is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

About 3G Capital

3G Capital is a global investment firm focused on long-term value, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. 3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent. 3G Capital’s main office is in New York City. For more information on 3G Capital, please go to http://www.3g-capital.com.

Cautionary Statement Regarding Forward-Looking Statements

This document and Heinz’s other public pronouncements contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include Heinz’s expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward- Looking Information” in Heinz’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and reports on Forms 10-Q thereafter. The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. Heinz undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Contact:

H.J. Heinz Company

Michael Mullen, 412-456-5751

Michael.mullen@us.hjheinz.com